BROKER DEALER SELLING AGREEMENT

This Broker-Dealer Selling Agreement (hereinafter “Agreement”) is made by and between PRUCO SECURITIES, LLC (hereinafter "Distributor"), The Prudential Insurance Company of America (hereinafter “Prudential”), Pruco Life Insurance Company (hereinafter “PLIC) and Pruco Life Insurance Company of New Jersey (hereinafter “PLNJ”), (hereinafter, the preceding three entities referred to collectively as the “Company”), and Investors Capital Corp. (hereinafter "Broker-Dealer"), and together with Broker-Dealer’s duly licensed affiliates set forth on the Schedule A, attached hereto and made a part hereof (hereinafter the “Affiliates”)

Whereas, Company is an issuer of variable life contracts (hereinafter “Contracts”) identified on attached Schedule B and have appointed Distributor as the sole principal underwriter of such Contracts; and

Whereas, Company is also an issuer of certain traditional life policies that are not considered securities under the federal securities laws (hereinafter “Policies”), which Policies are identified on attached Schedule B: and

Whereas, the Contracts are duly registered under the Securities Act of 1933, as amended (hereinafter “Securities Act”), or private placement variable contracts which are exempt from registration under the Securities Act and qualified under applicable insurance laws, and the Policies are not registered under the Securities Act and are duly qualified under applicable insurance laws; and

Whereas, Distributor, Company, and Broker-Dealer wish to enter into an agreement to have Broker-Dealer solicit application for Contracts; and Company and Broker-Dealer wish to enter into an agreement to have Broker-Dealer solicit applications for Policies.

Now, therefore, for good and valuable consideration, the sufficiency of which is acknowledged hereby, and intending to be legally bound, the parties agree as follows:

I.	Appointment/Authorization

Pursuant to the authority delegated to it by the Company, Distributor hereby authorizes Broker-Dealer, and/or the Affiliates during the term of this Agreement, to solicit applications for Contracts. Additionally, the Company hereby appoints Broker-Dealer and/or its Affiliates during the term of this Agreement as a non-exclusive agent to solicit applications for Policies. Such Contracts and Policies are identified as Eligible Products in a List of Eligible Products that is identified as Schedule B, attached hereto and made a part hereof. Distributor or the Company may update or amend Schedule B, which will be effective upon notice, as defined in Section XX, (hereinafter, “Notice”) to the Broker-Dealer that a new or amended Schedule B has been issued. It is agreed and understood by the parties that Distributor does not distribute nor act in any capacity with respect to Policies and the Broker-Dealer and its Affiliates, if any, shall have no arrangement with Distributor with respect to such Policies.

II.	Authority and Undertakings of the Broker-Dealer
A.	With regard to Contracts and Policies, Broker-Dealer is authorized hereby to:
1.	solicit, procure and submit applications for Contracts of the Company through Registered Representatives (defined below), provided that both the Broker-Dealer (and/or the Affiliates)

COMB. BDSA_1-2008	1 of 17

and the Registered Representatives are properly licensed, registered and state appointed to do so, in accordance with applicable laws and regulations and the Company’s Licensing, Appointment and Registration policy, as amended from time to time. “Registered Representative” is defined as a duly registered representative of Broker-Dealer, in good standing, with the authority to sell Contracts as required by the Financial Industry Regulatory Authority, Inc. (hereinafter “FINRA”) and who is appointed as a non exclusive agent of the Company and properly licensed and appointed in accordance with applicable laws and regulations and the Company’s Licensing, Appointment and Registration policy, as amended from time to time.

2.

solicit, procure and submit applications for Policies of the Company through Registered Representatives or through Brokers (defined below), provided that both the Broker-Dealer (and/or the Affiliates) and either the applicable Registered Representative or Broker are properly licensed and state appointed to do so, in accordance with applicable law and regulations and the Company’s Licensing, Appointment and Registration policy, as amended from time to time. For purposes of this agreement, “Broker” is defined as an individual employed by or associated with Broker-Dealer who is not a Registered Representative of Broker-Dealer and who is appointed as a non-exclusive agent of the Company.

B.	Broker-Dealer agrees to the following undertakings in its capacity as a Broker-Dealer with regard to its Registered Representatives and Brokers for Contracts and Policies:
1.

Broker-Dealer has full responsibility for the training and supervision of all Registered Representatives and Brokers who are engaged, directly or indirectly, in the offer, sale and/or administration of Contracts and Policies to ensure that they are in compliance with all applicable federal, state and local laws and regulations and all rules and procedures of the Company (which rules and procedures may be changed by the Company at its own discretion.) Broker-Dealer shall establish and implement reasonable procedures for periodic inspection and supervision of sales practices of its Registered Representatives. Additionally, Broker-Dealer shall establish, maintain, and enforce a supervisory system, as set forth by FINRA Conduct Rules, to supervise the activities of each Registered Representative and Broker that is reasonably designed to achieve compliance with applicable securities laws and regulations, and with the applicable rules of FINRA.

2.

Broker-Dealer shall be responsible for determining the suitability for recommendations and sales for Registered Representatives and Brokers of Contracts and Policies. Broker-Dealer shall be solely responsible for determining the suitability of recommendations for purchases and sales of Contracts that are made by its Registered Representatives. Broker-Dealer shall take steps to ensure that Registered Representatives appointed by it shall not make recommendations to an applicant to purchase a Contract in the absence of reasonable grounds to believe that the purchase of the Contract is suitable for such applicant, in accordance with applicable laws and regulations including FINRA Rules, regulations and administrative policies.

3.	Broker-Dealer shall be responsible for the delivery of all Contracts and Policies, amendments thereto and all other documents to each Contract and Policy owner, and shall ensure that all

COMB. BDSA_1-2008	2 of 17

other delivery requirements have been satisfied, promptly and in accordance with the Company’s delivery requirements; require return of unplaced Contracts and Policies; review all applications before submitting them to the Company and will submit only those applications that have been properly completed and for which Broker-Dealer or its Affiliates, Registered Representatives and Brokers have the licenses and appointments required by the Company.

4.

Broker-Dealer is authorized to designate Registered Representatives and Brokers for appointment by Company to solicit applications for Contracts and Policies. Broker-Dealer shall not propose a Registered Representative or Broker for appointment unless he or she duly is licensed as an insurance agent in the state(s) in which it is proposed he or she shall solicit applications for Contracts and/or Policies and, if he or she is to sell Contracts, is a registered representative of Broker-Dealer. Broker-Dealer shall assist the Company in the appointment of Registered Representatives and Brokers in conformance with applicable insurance laws and such rules and procedures as may be established by Company. Broker-Dealer shall conduct a thorough and diligent investigation of the trustworthiness, competence, character, reputation and criminal background of each Registered Representative or Broker that satisfies the requirements for appointment of an agent in each state the individual is to be appointed, the Violent Crime Control and Law Enforcement Act of 1994 (18 U.S.C. Sect. 1033 and 1034) (hereinafter the “Crime Bill”) and, as applicable, federal securities regulations and FINRA rules prior to proposing them for appointment and any other applicable laws. Broker-Dealer shall recommend for appointment only those Registered Representatives or Brokers known to be of good character, trustworthy, financially responsible and competent to serve as an agent for Company, and who otherwise qualify for appointments under the applicable state insurance laws when proposed for appointment. Additionally, the Broker-Dealer shall notify the Company immediately if the Broker-Dealer has knowledge that any person who was recommended for appointment and who was appointed by the Company no longer meets the qualification requirements of applicable state insurance laws. The Company shall have sole discretion to appoint, refuse to appoint, discontinue, or terminate the appointment of any Registered Representative or Broker. Upon the Company giving Notice to Broker-Dealer of its withdrawal of authority of a Registered Representative or Broker to solicit applications, Broker-Dealer will immediately ensure that any such Registered Representative or Brokers cease all such activities.

5.	Broker-Dealer shall assist Contract and Policy owners in obtaining prompt service from the Company with respect to the administration of Contracts and Policies and in maintaining their coverage.
III.	Limitations of Broker-Dealer’s Authority

Broker-Dealer’s authority is limited to what is authorized in Section II. This Section is intended to provide examples, not an entire listing of actions that are outside the authority granted in Section II. Broker-Dealer agrees that its authority is limited to the solicitation and marketing of Contracts or Policies in accordance with this Agreement. Broker-Dealer represents and agrees on behalf of itself, its Registered Representatives, Brokers and Affiliates that none of them will act in a manner not authorized by this

COMB. BDSA_1-2008	3 of 17

Agreement and that any such unauthorized actions, including but not limited to, the following actions, would be considered a breach of this Agreement:

A.

make, alter, modify or discharge any Contract or Policy or other form; waive any provision or condition of a Contract or Policy; bind the Company; extend the time of paying any premium; accept or receive promissory notes for payment of premium.

B.

adjust or settle any claim, or commit the Company or Distributor with respect to any claim, incur any expense or liability on account of the Company or Distributor except as specifically directed or authorized in writing by the Company or Distributor.

C.

expend, nor contract for the expenditure of the funds of Company or Distributor, nor incur any liability on behalf of Company or Distributor, without specific written authority to do so from the Company or Distributor.

D.	make representations as an agent of the Company or Distributor in any manner or for any purpose except as specifically authorized by this Agreement.
E.

provide or offer to provide any inducement not specified in the Contract or Policy or any rebate, either directly or indirectly, to any person or entity, as an inducement to purchase any Contract or Policy.

F.

obtain signed forms from applicants or Contract/Policy owners unless the forms are completed for submission to the Company. Registered Representatives or Brokers may not request that an applicant or Contract/Policy owner pre-sign any Contract or Policy form for use at a later date.

G.

deliver or allow the delivery of a Contract or Policy unless the health of the proposed insured(s) is in accordance with the Company’s requirements, if any, and, where required, the first premium is paid in full.

H.

make any misrepresentation or incomplete comparison for the purpose of inducing a potential or actual Contract or Policy owner to purchase, convert, lapse, surrender all or any portion of, forfeit, borrow from, or replace any Contract or Policy;

I.

induce or attempt to induce any Contract or Policy owner to replace or relinquish a Contract or Policy or to withdraw values from a Contract or Policy when doing so would be in violation of the Company’s Replacement Policy or any state or federal law or regulation or not in the interest of the customer.

J.	accept any payments for Contracts or Policies, unless the funds are made payable to the Company as provided in Section VIII.
K.	engage in any insurance transaction that requires compensation disclosure, as determined by the applicable law, without making such required compensation disclosure.
IV.	Broker-Dealer Representations

Broker-Dealer represents and agrees on behalf of itself, its Registered Representatives and Brokers:

A.	that solicitation and all activities by Broker-Dealer shall be undertaken only in accordance with applicable laws and regulations. No Registered Representative or Broker of Broker-Dealer shall

COMB. BDSA_1-2008	4 of 17

solicit applications for Contracts or Policies until the Registered Representative, Broker and Broker-Dealer or its Affiliates are duly licensed and appointed by Company in accordance with applicable laws and regulations and in accordance with the Company’s Licensing, Appointment, and Registration Policy, in the appropriate states or other jurisdictions.

B.

that neither it nor its Registered Representatives or Brokers are authorized by Distributor or Company to give any information or make any representation in connection with this Agreement or the offering of the Contracts or Policies other than those contained in the prospectus, if applicable, or other solicitation material authorized in writing by Distributor or Company.

C.	to abide by the Company’s policies and procedures related to the solicitation and sale of Contracts and Policies, which are identified on Schedule C attached hereto and made a part thereof.
D.

that it is a registered broker-dealer under the Securities Exchange Act of 1934, as amended, (hereinafter “1934 Act”) and a member in good standing of FINRA, and that its Registered Representatives who will be soliciting applications for the Contracts will be duly registered representatives of Broker-Dealer. Furthermore that each one will be a registered representative in good standing, with authority to sell the Contracts as required by FINRA.

E.

that, except as disclosed to the Company on Broker-Dealer’s, Registered Representatives’ or Brokers’ application for appointment or otherwise in writing, neither Broker-Dealer’s insurance license nor the insurance license of Registered Representative or Broker has ever been revoked, suspended, or rescinded in any state or jurisdiction; neither Broker-Dealer nor any Registered Representative or Broker has ever been fined by any insurance regulator in an amount of $15,000 or more; and neither Broker-Dealer nor any of its Registered Representatives or Brokers are currently the subject of any disciplinary proceeding or investigation in any state or jurisdiction by any Department of Insurance, Attorney General’s office or other government authority.

F.

that, except as disclosed to the Company on Broker-Dealer’s, Registered Representatives’ or Brokers applications for appointment or otherwise in writing, if Broker-Dealer or any of its Registered Representatives or Brokers are or have ever been a registered principal or representative of a member of FINRA, the said registration with FINRA is not now and never has been suspended, revoked or canceled; that neither Broker-Dealer nor any of its Registered Representatives and Brokers have ever been fined by FINRA or other self-regulatory organization in an amount of $15,000 or more; that neither Broker-Dealer nor any of its Registered Representatives or Brokers are currently the subject of any disciplinary proceeding or investigation by the SEC or FINRA; that neither Broker-Dealer nor any of its Registered Representatives or Brokers have ever been convicted of any criminal felony involving dishonesty or breach of trust or of any other offense set forth in the Crime Bill ; that Broker Dealer performs the due diligence required by law to ensure that Broker Dealer, its officers, directors, employees engaging in the business of insurance, Registered Representatives and Brokers are, and for the term of this Agreement shall continue to be, in compliance with the requirements of the Crime Bill.

G.

that Broker-Dealer, upon request of Distributor and/or Company, shall, within thirty (30) days of receipt, return to Distributor a questionnaire or certification regarding any regulatory, civil and/or criminal proceedings, including arbitration, against the Broker-Dealer or any Registered

COMB. BDSA_1-2008	5 of 17

Representative or Broker commenced or concluded by any state insurance or securities department, FINRA, the SEC, or other self-regulatory organization, and/or in any court of competent jurisdiction during the twelve (12) month period prior to the date of the questionnaire or certification. Broker-Dealer shall provide Distributor with a full explanation regarding matters disclosed in the questionnaire or certification. Broker-Dealer also agrees to send to Distributor, if requested by Distributor, copies of all Disclosure Reporting Forms applicable to Registered Representatives authorized to solicit applications for and sell the Contracts simultaneously with filing such forms with FINRA. Additionally, Broker-Dealer shall notify Distributor of any regulatory investigation, fine or sanction concerning an individual or firm who is authorized to represent Distributor or Company under this Agreement.

H.

that neither Broker-Dealer nor any of its Registered Representatives or Brokers will solicit applications for Contracts or Policies in any state, jurisdiction or commonwealth unless the Contract or Policy has been approved for sale by the appropriate regulatory authority in that state, jurisdiction or commonwealth.

I.

that Broker-Dealer shall furnish the Company with proof of proper insurance licensing for itself and its Affiliates, and its Registered Representatives and Brokers and its Affiliate’s Brokers. Broker-Dealer will also notify the Company in writing immediately of the termination of the employment or affiliation of a Registered Representative or Broker who is appointed to represent the Company pursuant to this Agreement.

J.

that with regard to life insurance Contracts and Policies Broker-Dealer agrees to submit to the Company cases from Broker-Dealer which have been packaged for underwriting purposes. Such case packages should include the application, a copy of the as-sold illustration, all relevant financial information, and either copies of relevant attending physicians’ statements and other required medical information or a listing of the medical underwriting requirements Broker-Dealer has ordered. Broker-Dealer further agrees to submit informal or inquiry case packages for underwriting purposes that include only the relevant information needed to assess the risk; that in obtaining and assembling this information it is acting as the representative of the applicant, proposed insured and not as an agent of the Company.

K.

that Broker-Dealer agrees that all terms and conditions of this Agreement apply to Broker-Dealer, any Affiliate of Broker-Dealer that is set forth in Schedule A, and any Registered Representative or Broker of Broker-Dealer or any Affiliate who solicits applications for Contracts and Policies on behalf of Broker-Dealer or its Affiliate; Broker-Dealer further agrees to ensure that such Registered Representatives, Brokers and Affiliates comply with all terms and conditions of this Agreement. Furthermore, Broker-Dealer agrees to notify Company immediately if Broker-Dealer, its Registered Representatives, Brokers or Affiliates breach any terms and conditions of this Agreement.

L.	that no Contract or Policy shall be sold or used in any manner to or with a viatical or life settlement company or be part of a viatical or life settlement.
M.	that submission of an application for a Contract or Policy is proof that a registered principal of the Broker-Dealer has approved the transaction in accordance with FINRA rules.

COMB. BDSA_1-2008	6 of 17

N.

that for any Contract, Broker-Dealer warrants that the solicitation will be made by use of currently effective prospectus for the Contract and the underlying funds and if required by state law, the Statement of Additional Information for the Contract; that the prospectus will be delivered concurrently with each sales presentation and that no statements shall be made to a client that are inconsistent with any statement made in the prospectus.

O.

that Broker-Dealer shall pay all expenses incurred by it in the performance of this Agreement unless specifically provided for in this Agreement or in a writing signed by the Company and/or Distributor and Broker-Dealer.

P.

that with regard to any bank marketing, Broker-Dealer will comply with the disclosure and advertising requirements implemented by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the Office of Thrift Supervision and all other applicable laws and requirements, including but not limited to disclosures with respect to the sale or recommendation of Contracts and Policies, marketing material and illustrations.

Q.

that Broker-Dealer shall notify Distributor and/or Company prior to recommending a Registered Representative for appointment, if that Registered Representative has been placed under heightened supervision by the Broker-Dealer.

R.

to complete a permanent registration for the PrudentialXpress website at www.pruxpress.com (hereinafter the “Website”) within 30 days of the effective date of this Agreement. Use of the Website will be subject to the terms and conditions of the Website.

S.	for the term of the Agreement to access the Website no less frequently than once every 90 days and to read and review the “Notices & Schedules” page of the Licensing Section.
T.	for the term of the Agreement, to maintain an active Website registration.
V.	Independent Contractor

Broker-Dealer is an independent contractor under this Agreement. Nothing herein contained shall make Broker-Dealer, or any Registered Representative or Broker, an employee of Company or Distributor. Neither Broker-Dealer nor its Registered Representatives or Brokers, shall hold themselves out to be employees of Company or Distributor in any dealings with the public. Broker-Dealer, its Registered Representatives and Brokers are free to exercise independent judgment as to the time, place and means of performing the authority granted, subject to the terms and conditions of this Agreement. Broker-Dealer’s business and any services provided by Broker-Dealer, its Registered Representatives or Brokers, other than those authorized by this Agreement, are not and will not be represented to be the business of the Company.

VI.	Obligations Of The Company And Distributor
A.	Company and Distributor reserve the right at any time, and without notice to withdraw and limit the offering of Contracts or Policies or interest in any accounts relating thereto.
B.	Distributor, during the term of this Agreement, will advise Broker-Dealer of the issuance by the SEC of any stop order with respect to the registration statements or any amendments thereto or

COMB. BDSA_1-2008	7 of 17

the initiation of any proceedings for that purpose or for any other purpose relating to the registration and/or offering of the Contracts and of any other action or circumstance that may prevent the lawful sale of any Contract in any state or jurisdiction.

C.

During the term of this Agreement, Distributor shall promptly advise Broker-Dealer of any amendment to any registration statement or any amendment or supplement to any prospectus included within the registration statement.

VII.	Sales, Advertising And Marketing Materials

Broker-Dealer agrees that any material it develops, approves or uses for sales, training, explanatory or other purposes that mentions by name the Contracts or Policies, the Distributor or the Company (or an affiliate of the Company or any logos of any of them) will not be used without the prior written consent of the appropriate party (Company or Distributor). Broker-Dealer, its Registered Representative or Brokers will not publish, issue, circulate, or use in any manner whatsoever any advertisements or marketing materials describing or referring to the Company or Distributor, the Contracts or the Policies, or any product of the Company unless such advertisements or marketing materials have been approved in writing in advance by the appropriate party (Company or Distributor) and such approval has not been withdrawn.

Broker-Dealer, its Registered Representatives and Brokers will not misrepresent the Contracts or Policies or the Company and Distributor and will make no oral or written representation which is inconsistent with the terms of the Contracts or Policies or with the information in any illustration or sales literature furnished by the Company.

VIII.	Payments
A.	Neither Broker-Dealer nor its Registered Representatives or Brokers can accept cash or any other form of payment made payable to the Broker-Dealer or any Registered Representative or Broker.
B.	Broker-Dealer may accept a check or money order made payable to the Company, but only for Contracts and Policies and under the following circumstances:
1.	when the application and the check are submitted simultaneously and the Company’s standards for prepaid applications have been met, or
2.	the Company’s delivery requirements have been met and the Contract or Policy has been delivered.
C.	The check or money order must be forwarded to the Company within one business day of receipt by the Broker-Dealer, its Registered Representative or Broker.
IX.	Compensation
A.

Company shall arrange for the payment of compensation to Broker-Dealer or its Affiliate, if applicable, as compensation for the sale of Policies by a Registered Representative or Broker of Broker-Dealer. With respect to sales of Contracts by a Registered Representative of Broker-Dealer, Distributor shall cause Company to arrange for the payment of compensation to Broker-Dealer or its Affiliate, if applicable and allowable under federal law. The amount of compensation payable under this section (hereinafter “Compensation”) shall be in accordance with the Company’s Commission Schedule in effect as of the date of issue, as determined by the Company

COMB. BDSA_1-2008	8 of 17

for each Contract or Policy. If the Company determines the Broker-Dealer is eligible for any expense allowances or a Compensation arrangement that differs from the commission schedules posted to the Website, such Compensation will be communicated to the Broker-Dealer in writing in a separate Schedule. No Compensation is payable unless the Broker-Dealer and the Registered Representative or Broker have first complied with all applicable insurance laws, rules and regulations and such payments would not constitute a violation of such insurance laws, rules and regulations, anything in this Agreement to the contrary notwithstanding. The Broker-Dealer or Affiliate will only be entitled to compensation for Contracts or Policies that have been submitted by the Broker-Dealer, accepted by the Company, delivered to the Contract or Policy owner and where all the requirements of the Company’s Licensing, Appointment and Registration Policy have been satisfied (hereinafter “Contracts/Policies Placed by Broker-Dealer”).

B.

If the Company returns, for any reason, any premiums or purchase payments on any Contract or Policy, the Broker-Dealer will have an immediate obligation to, and will upon demand, repay the Company all the Compensation previously paid to the Broker-Dealer or its Affiliate as a result of those premiums or purchase payments.

C.

The Company shall have and be entitled to exercise a right of offset for any amounts due the Company, or any affiliate of the Company, from Broker-Dealer against any and all Compensation otherwise payable to Broker-Dealer under this Agreement.

D.	When two or more Broker-Dealers are involved in a sale, Compensation will be payable in proportion as directed on the application or in a writing acceptable to the Company.
E.

No further Compensation is payable to the Broker-Dealer or Affiliates after the Contract sold by the Broker-Dealer has lapsed, or after the discontinuation of premium payments, but should the Broker-Dealer secure the reinstatement of the Contract, while properly licensed to do so, the Company will pay compensation to the Broker-Dealer on premiums collected, as though the Contract had not lapsed. With regard to a Contract not sold by the Broker-Dealer, but where the Broker-Dealer secures the reinstatement and signs the reinstatement form, if the time between the lapse and reinstatement is less than three months, no compensation shall be payable to the Broker-Dealer. However, if the time between the lapse and the reinstatement is greater than three months, all compensation (current and future) shall be payable to the Broker-Dealer based upon the original issue date of the Contract.

F.	No compensation will be paid on any premium that is waived.
G.

If a Contract or Policy replaces, in whole or in part, a policy or contract or annuity contract previously issued by this Company, the Company has the right to determine what, if any, compensation will be allowed.

H.	No Compensation will be paid on any Policy or Contract issued as a result of the conversion of group life insurance.
I.

Compensation set forth in the Schedule D of this Agreement is subject to change at any time upon Notice to Broker-Dealer. Changes will not affect Compensation for any Contract or Policy placed prior to the effective date of the change.

COMB. BDSA_1-2008	9 of 17

J.	Service Compensation, if applicable as defined in Schedule D, shall be payable for the period and upon the terms set forth in Schedule D.
K.

No assignment of Compensation is valid against the Distributor and/or Company unless directed by Broker-Dealer and agreed upon by Distributor and/or Company and unless allowable under all applicable laws.

L.	No Compensation is payable on any extra war risk premium which may be charged in connection with any Contract or Policy.
M.

If a Contract or Policy is changed to a different kind or amount, or if its date is changed, the Company will recalculate Compensation as of the date of the change. Additional Compensation will be paid or recaptured as a result of this calculation.

N.	Compensation on premiums paid more than three months in advance are payable on the date the premiums are due.
O.

No compensation shall be paid, and any compensation previously paid shall be returned to the Company or Distributor on request, if the Company or Distributor, in its sole discretion, determines not to issue the Contract(s) or Policy(s) applied for, refunds the premium paid pursuant to any request by the Contract or Policy owner, refunds any premium paid as the result of a complaint by the Contract or Policy owner, or determines that any person or entity required to be licensed for the solicitation of Contracts or Policies is not duly licensed to sell such Contracts or Policies in the appropriate jurisdictions.

P.

Upon the termination of this Agreement, the Company will pay Compensation to the Broker-Dealer or its Affiliate on any renewal Compensation which would otherwise be due on business placed with Company prior to the termination date of this Agreement unless such receipt of renewal Compensation is determined to violate current directives to the contrary as provided by FINRA, state or federal law or regulation or a court of competent jurisdiction.

Q.	Compensation due is vested to the Broker-Dealer for the period set forth in the attached Schedule D and if such receipt of Compensation is permitted by applicable state and federal law.
R.

If any withdrawals are made from any Contract during the first twelve months of the Contract, Company will recapture Compensation attributable to the withdrawal of the premium, but not attributable to the withdrawal of the earnings on the premium.

S.

Notwithstanding any provision of this Agreement to the contrary, if the transaction is subject to the jurisdiction of the New York Insurance Department, no Compensation in excess of the compensation limits established by the Insurance Law of the State of New York will be due or payable by the Company to Broker-Dealer or its Affiliates.

T.	The Company will determine the amount of Compensation payable for a Contract and Policy placed by Broker-Dealer, which was not included in Schedule D at the time of sale.
X.	Books And Records

Broker-Dealer shall have the responsibility for maintaining its records and the records of its Registered Representatives, Brokers and Affiliates. Broker-Dealer shall maintain such other records as are required of

COMB. BDSA_1-2008	10 of 17

it by applicable federal and state laws and regulations and FINRA rules. These records will be made available to the Distributor and Company for inspection upon request, including after termination of this Agreement. The books and records maintained by Broker-Dealer under the terms of this Agreement that relate to the sale of the Contracts and Policies, shall be maintained so as to clearly and accurately disclose the nature and details of the transactions as required by appropriate laws, rules and regulations and for the period required by law. Broker-Dealer and its Registered Representatives, Brokers and Affiliates shall also comply with any record hold order issued by the Company.

XI.	Complaints And Investigations
A.

Broker-Dealer shall promptly provide Notice to Company and Distributor of any written complaint or inquiry or notice of any investigation or proceeding (customer, regulatory, judicial or otherwise) received by Broker-Dealer (or any Registered Representative or Broker) that relates to any Contract or Policy or any activities undertaken in connection with this Agreement.

B.

The parties jointly agree to cooperate fully with respect to any complaint, inquiry, investigation or proceeding (customer, regulatory, judicial or otherwise) arising in connection with this Agreement, including, but not limited to, any related customer complaint, securities or insurance regulatory investigation or proceeding or judicial proceeding.

C.

Broker-Dealer shall promptly provide Notice to Company and Distributor describing the handling or determination in connection with any written complaint, inquiry or investigation proceeding described in paragraph A of this section.

XII.	Term of Agreement; Suspension; Termination; Survival
A.

This Agreement shall be in force from its Effective Date and thereafter shall remain in force, except that either party may unilaterally terminate this Agreement upon thirty (30) days' Notice to the other party of its intention to do so.

B.	This Agreement may be terminated for cause by the Company and/or Distributor for, but not limited to, any of the following reasons:
1.	fraud by Broker-Dealer, Registered Representatives or Brokers;
2.	material misrepresentations by Broker-Dealer, Registered Representatives or Brokers regarding the Company, Distributor, or the Company’s products, or the performance of either;
3.	conversion of funds by Broker-Dealer;
4.	breach of this Agreement;
5.	the suspension, revocation, cancellation or rescission of any state insurance license or FINRA license or registration of Broker-Dealer, Registered Representatives or Brokers; or
6.	insolvency of Broker-Dealer.
C.

Termination for any of the reasons set forth in sub-sections B.1. through B.4. will occur immediately upon Notice to Broker-Dealer. Termination for the reason set forth in sub-section B.5. and B.6. will occur automatically at the date and hour of the action described in sub-section B.5. and B.6.

COMB. BDSA_1-2008	11 of 17

D.	Either party shall have the right to suspend Broker-Dealer’s right to solicit and sell Contracts to potential contract owners, by giving the other party thirty (30) days notice of the suspension.
E.	Upon termination of this Agreement, all authorizations, rights and obligations shall cease except those contained in Sections VI, VIII, IX, X, XI, XIII, XIV, XV and XVI.
XIII.	Indemnity
A.

Indemnification by Distributor – The Distributor agrees to indemnify and hold harmless Broker-Dealer, its directors, trustees, and officers, and each person, if any, who controls the Broker-Dealer within the meaning of Section 15 of the Securities Act, (collectively, the “Indemnified Parties” for the purposes of this Section) against any and all losses, claims, damages, liabilities (including amounts paid in settlement) or litigation expenses (including legal and other expenses), to which the Indemnified Parties may become subject as a result of any untrue statement of any material fact contained in any registration statement, prospectus, or any other sales or offering materials furnished by the Distributor or approved in writing by the Distributor relating to the Contracts or related separate account (or any amendment or supplement to any of the foregoing), or as a result of the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading.

B.

Indemnification by Company – Company agrees to indemnify and hold harmless Broker-Dealer, its directors, trustees, and officers, and each person, if any, who controls the Broker-Dealer within the meaning of Section 15 of the Securities Act, (collectively, the “Indemnified Parties” for the purposes of this Section) against any and all losses, claims, damages, liabilities (including amounts paid in settlement) or litigation expenses (including legal and other expenses), to which the Indemnified Parties may become subject as a result of any untrue statement of any material fact contained in any registration statement, prospectus, or any other sales or offering materials furnished by the Company or approved in writing by the Company relating to the Policies or related separate account (or any amendment or supplement to any of the foregoing), or as a result of the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading.

C.

Indemnification by the Broker-Dealer - Broker-Dealer shall indemnify, defend and hold harmless the Company and Distributor and each person who controls or is associated with the Company or Distributor within the meaning of the federal securities laws and any director, officer, corporate agent, employee, attorney and any representative thereof, from and against all losses, expenses, claims, damages and liabilities (including any costs of investigation and legal expenses and any amounts paid in settlement of any action, suit or proceeding of any claim asserted) which result from, arise out of or are based upon:

1.	any breach by Broker-Dealer, its Registered Representatives, Broker or Affiliates of any provision or term or condition of this Agreement;
2.	any violation by Broker-Dealer, its Registered Representatives, Brokers or Affiliates of any federal, state, local or foreign law or regulation;

COMB. BDSA_1-2008	12 of 17

3.	any claim by a Registered Representative or Broker against the Company or Distributor for Compensation; or
4.

bad faith, negligence, misconduct, willful malfeasance or omissions of the Broker-Dealer, its Registered Representatives, Brokers or Affiliates in the solicitation of applications for, or sales of, Contracts or Policies or any other unlawful sales practices or conduct.

D.	If a party is named in any lawsuit or other proceeding for which such party believes it may be entitled to indemnification hereunder, such party will:
1.	Promptly notify the indemnifying party of any such proceeding, investigation, or litigation and furnish the indemnifying party with a copy of any notices, pleadings and other correspondence;
2.

Provide the indemnifying party reasonable opportunity to consult with the indemnified party in the development of strategy and the substantive position to be taken, and the determination of the course of action to be taken; and

3.

Consider in good faith any suggestion made by the indemnifying party and follow the recommendations of the indemnifying party, including its recommendations as to settlement, compromise or other agreed upon resolution of the proceeding, provided there is a reasonable basis for such recommendations and there is no material adverse effect on the indemnified party.

E.

The Indemnifying Party, upon the request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding.

XIV.	Fidelity Bond

Broker-Dealer agrees that all directors, officers and employees of Broker-Dealer and all its Registered Representatives and Brokers who are appointed pursuant to this Agreement or who have access to funds of the Company and/or Distributor are and will continue to be covered by a blanket fidelity bond including coverage for larceny, embezzlement or any other defalcation, issued by a reputable bonding company. This bond shall be maintained at Broker-Dealer’s expense. Such bond shall be at least equivalent to the minimal coverage required under FINRA Conduct Rules, endorsed to extend coverage to life insurance and annuity transactions. Broker-Dealer acknowledges that the Company and/or Distributor may require evidence that such coverage is in force and Broker-Dealer shall promptly give Notice to the Company and/or Distributor of any notice of cancellation or change of coverage. Broker-Dealer assigns any proceeds received from the fidelity bond company to the Company and/or Distributor to the extent of the Company’s and/or Distributor’s loss due to activities covered by the bond. If there is any deficiency, Broker-Dealer will promptly pay the Company and/or Distributor that amount on demand, and Broker-Dealer shall indemnify and hold harmless the Company and/or Distributor from any deficiency and from the cost of collection. Additionally, Broker-Dealer and its Affiliates shall maintain other errors and omissions or liability insurance acceptable to Company and/or Distributor.

COMB. BDSA_1-2008	13 of 17

XV.	Privacy

Each party acknowledges that they may be provided with information or access information about customers of Company or Broker-Dealer (“Customer Information”). Each party agrees to comply with all federal, state, provincial and/or local law or regulation related to privacy. Furthermore, each party represents and warrants that it has implemented and currently maintains an effective information security program to protect the Customer Information, which program includes administrative, technical, and physical safeguards:

A.	to ensure the security and confidentiality of Customer Information;
B.	to protect against any anticipated threats or hazards to the security or integrity of such Customer Information; and
C.	to protect against unauthorized access to or use of Customer Information which could result in substantial harm or inconvenience to either party or other affiliates, or to customers of any of them.

If Broker-Dealer has a breach of security that requires notice to an individual under applicable state laws, Broker-Dealer will also provide Company with a copy of such notice at the same time it is sent to such individual in accordance with the Notice provision of this Agreement.

XVI.	Anti-Money Laundering
A.

Broker-Dealer, its Registered Representatives, Brokers and Affiliates agree to comply with applicable laws, regulations and self-regulatory organization rules and guidance governing the detection, prevention and reporting of money laundering and terrorist financing activities, including, but not limited to: (1) provisions of the USA PATRIOT Act of 2001 and regulations thereunder; (2) provisions of the Bank Secrecy Act and regulations thereunder; (3) relevant rules and regulations promulgated by the Office of Foreign Assets Control; (4) relevant rules and guidance of FINRA; and (5) all record keeping, reporting and auditing requirements of these laws, regulations and rules. Distributor and Company shall have the right, upon reasonable Notice, to obtain and review documentation evidencing compliance with the foregoing laws, regulations and rules as well as the Company’s Anti-Money Laundering Program requirements. Broker-Dealer agrees to promptly notify Distributor and Company if it becomes aware of any changes in the representations set forth herein.

B.

Broker-Dealer agrees that it has developed and adopted a Customer Identification Program in accordance with Section 326 of the USA PATRIOT Act and all implementing rules and regulations, including rules contained in Securities and Exchange Commission Release No. 34-47752. Such Customer Identification Program must provide reasonable procedures to: (1) verify the identity of any person seeking to open an account with Broker-Dealer; (2) maintain records of the information used by Broker-Dealer to verify the person’s identity; and (3) determine whether a customer appears on any list of known or suspected terrorists or terrorist organizations issued by any Federal governmental agency.

C.

Broker-Dealer agrees to require and ensure that its Registered Representatives, Brokers and Affiliates have completed anti-money laundering training that includes their responsibilities under the Company’s Anti-Money Laundering Program, a policy identified in Schedule C.

COMB. BDSA_1-2008	14 of 17

D.

Broker-Dealer agrees to provide Distributor with an annual certification declaring (i) that it has implemented its anti-money laundering program in accordance with Section 352 of the USA PATRIOT Act, (ii) that it or its agent will perform the specified requirements of Broker-Dealer’s Customer Identification Program in the manner contemplated by Section 326 of the USA PATRIOT Act and all implementing rules and regulations, and (iii) its Registered Representatives, Brokers and Affiliates have completed the foregoing anti-money laundering training.

E.	This provision applies to both Contracts and Policies.
XVII.	General Provisions
A.	Assignability – This Agreement shall not be assigned by either party without the prior written consent of the other.
B.

Non-Waiver - Any right(s) not enforced by the Company or Distributor under this Agreement will not be construed as a waiver of any of the terms and conditions of this Agreement and the same will remain in full force and effect. A waiver of any provision in this Agreement will not be deemed to be a waiver of any other provision, whether or not similar, nor will any waiver of a provision in this Agreement be deemed to constitute a continuing waiver.

C.

Severability - Any term or provision of this Agreement which is invalid pursuant to the laws and regulations of that jurisdiction will, as for that jurisdiction, be ineffective. Such term or provision will not render the remaining terms and provisions of this Agreement invalid. In addition, such term or provision will not affect the validity of any of the terms or provisions of this Agreement in any other jurisdiction.

D.	Captions - The captions or headings of this Agreement are for convenience and ease of reference only. They will have no effect on the meaning or interpretation of any provision of this Agreement.
E.

Amendment - The Company or Distributor reserves the right to amend this Agreement at any time. Submission of an application for a Policy or Contract after Notice of such amendment will constitute agreement of the Broker-Dealer to such amendment.

F.	Entire Agreement – This Agreement and its Schedules and Addendums constitute the entire agreement between the parties and supercedes all prior agreements and understandings, oral and written.
XVIII.	Effective Date

This Agreement is effective once fully executed by both the Distributor and Broker-Dealer. The Effective Date shall be the date the Distributor executes the Agreement.

XIX.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey (without regard to the conflicts of laws provisions) thereof and that in all cases where a party seeks relief in connection with this Agreement in a court of competent jurisdiction, the exclusive forum and venue shall be the state and federal courts having jurisdiction and venue in the State of New Jersey.

COMB. BDSA_1-2008	15 of 17

XX.	Notice

Notice to the Broker-Dealer under this Agreement will be provided by the Company or Distributor and will be deemed given as follows:

A.	When posted to the “Notices & Schedules” page of the Company’s Website;
B.	When sent electronically by e-mail to the Broker-Dealer’s most recent e-mail address on file with the Company or Distributor; or
C.	When provided in writing and sent by facsimile, prepaid overnight courier, or first-class mail to the Broker-Dealer’s most recent address on file with the Company.

All notices to the Company under this Agreement will be provided in writing by the Broker—Dealer and sent by facsimile, prepaid overnight courier, or first-class mail to:

If to Distributor:

Pruco Securities, LLC

213 Washington Street - 18th floor

Newark, NJ 07102

Attention: Thomas Harris

Facsimile: 973-802-2772

(The remainder of this page is left blank intentionally.)

COMB. BDSA_1-2008	16 of 17

If to Company:
The Prudential Insurance Company of America 213 Washington Street - 18th floor Newark, NJ 07102 Attention: Thomas Harris Facsimile: 973-802-2772	The Pruco Life Insurance Company 213 Washington Street - 18th floor Newark, NJ 07102 Attention: Thomas Harris Facsimile: 973-802-2772	The Pruco Life Insurance Company of New Jersey 213 Washington Street - 18th floor Newark, NJ 07102 Attention: Thomas Harris Facsimile: 973-802-2772

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the dates set forth below.

Investors Capital Corp.

By: _________________________________

Timothy Murphy

Title: ________________________________

Broker-Dealer’s e-mail address: _________________________

PRUCO SECURITIES, LLC	Prudential Insurance Company of America
By: ___________________________ Thomas Harris, Vice President Date:__________________	By: ___________________________ Thomas Harris, Vice President Date:__________________
Pruco Life Insurance Company	Pruco Life Insurance Company of New Jersey
By: ___________________________ Thomas Harris, Vice President Date:__________________	By: ___________________________ Thomas Harris, Vice President Date:__________________

COMB. BDSA_1-2008	17 of 17

SCHEDULE A

Each of the undersigned is affiliated with Broker-Dealer and represents that it holds the necessary corporate insurance license to act in connection with the sale of Contracts and Policies, as defined in the Agreement, in those states so identified next to its name. By executing this Schedule A each of the undersigned agrees to be bound by the terms and conditions of the Agreement as if each Affiliate was the Broker-Dealer for purposes of applying the terms and conditions of this Agreement.

COMPANY	STATE(S)	TIN and Officer’s Signature.
NONE

COMB. BDSA_1-2008